Exhibit 10.32

LENNAR CORPORATION
2025 RESTRICTED SHARE GRANT AGREEMENT

This is to certify that Lennar Corporation (“Lennar”) has granted Katherine Lee Martin (the “Grantee”) (i) 30,147 restricted shares of Class A common stock, which are subject to the time-based vesting criteria set forth below (the “Restricted Shares”, or the “Shares”). The Shares are being issued under the Lennar Corporation 2016 Equity Incentive Plan, as amended and restated (the “Plan”). All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

Restricted Shares
The Restricted Shares subject to this Agreement shall be non-vested and subject to forfeiture as of the date of this Agreement. The Restricted Shares will vest as follows:

Vest Schedule - Restricted Stock
Vesting Date	Vest Quantity
October 02, 2025	7,536
February 14, 2026	7,537
February 14, 2027	7,537
February 14, 2028	7,537
Total	30,147
The Restricted Shares may be forfeited prior to vesting upon specified conditions as set forth in the Plan.

General
Lennar, or a subsidiary of Lennar, is required to collect from the Grantee and to pay withholding tax upon the vesting (or other income-recognition event) of any Shares. The Grantee will pay the withholding tax by the use of Shares becoming vested (or for which there was an income-recognition event) with a value as set forth in the Plan. If the Grantee is required to pay withholding tax with regard to shares that have not vested, a number of shares with a value equal to the amount of the withholding tax will be deemed immediately vested. Unless otherwise determined by the Committee, the Shares may not be assigned or transferred while they remain subject to possible forfeiture.
The Plan contains additional provisions which will affect the Shares. The Shares are subject in all respects to the Plan’s terms and conditions as they may be amended from time to time in accordance with the Plan which terms and conditions are incorporated herein by reference and made a part hereof and shall control in the event of any conflict with any other terms of this Agreement. A copy of the Plan is enclosed in this package in the “Award Information” section.
By accepting the grant of Shares, the Grantee acknowledges and agrees that (i) incentive-based compensation paid to the Grantee pursuant to this Agreement may be subject to recoupment or clawback to the extent permitted or required (A) by applicable law or applicable listing standards of a national securities exchange or (B) pursuant to the terms and conditions of any clawback or recoupment policy of the Company to the extent applicable to the Grantee, including the Clawback/Recoupment Policy provision in Section 14.2 of the Plan and the Executive Officer Recovery Policy and/or Section 2.11 of the Company’s Associate Reference Guide (each to the extent applicable to the Grantee, the “Clawback Policy”), as may be in effect from time to time, (ii) (A) a copy of the Plan and the Company’s Clawback Policy has been made available to the Grantee, (B) the Grantee has had an opportunity to review the Plan and the Clawback Policy and (C) the Grantee is bound by all the terms and conditions of the Plan and the Clawback Policy and (iii) the Grantee authorizes such recoupment or clawback and agrees to comply with any Company request or demand for such recoupment or clawback.

Dated: LENNAR CORPORATION

September 2, 2025
By: _________________
Stuart Miller
Executive Chairman and Co-Chief Executive Officer